EXHIBIT 99.2

VALHI COMPLETES SPECIAL DIVIDEND OF TIMET COMMON STOCK

DALLAS, TEXAS . . . March 26, 2007 . . . Valhi, Inc. (NYSE: VHI) announced today that it has completed the special dividend to its stockholders of shares of Titanium Metals Corporation (“TIMET”) common stock (NYSE: TIE) owned by Valhi. This special dividend was paid on March 26, 2007 to Valhi’s stockholders of record at the close of business on March 12, 2007. As a result of the special dividend, each Valhi stockholder received 0.4776 of a share of TIMET common stock for each share of Valhi common stock held and cash in lieu of any resulting fractional share of TIMET common stock.

As previously disclosed, immediately after the payment of the special dividend, Contran Corporation and its subsidiaries and related parties continue to own approximately 51.9% of the outstanding TIMET common stock compared to the approximately 53.8% held prior to the special dividend, in each case assuming the full conversion of any TIMET 6¾% series A preferred stock held by such entities or parties.

Tax Matters

As previously disclosed, subject to the determination of Valhi’s 2007 year-end earnings and profits, the federal income tax treatment to a Valhi stockholder of the special dividend and regular quarterly cash dividends (the “distributions”) will be as follows:

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The amount of the distributions will be the value on the payment date of the TIMET shares (including any fractional share) of $36.90 per share and the cash received by a Valhi stockholder for regular quarterly dividends;

•	The distributions will be taxable as dividend income to the extent of Valhi’s current or accumulated earnings and profits;

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If the distributions exceed Valhi’s current or accumulated earnings and profits, they will be treated as a non-taxable return of capital to the extent of a stockholder’s basis in such stockholder’s Valhi stock;

•	Any remaining portion of the distributions will be treated as a capital gain; and

•
If a stockholder receives cash in lieu of a fractional share of TIMET common stock, such holder may recognize short-term capital gain or loss equal to the difference between the cash received and the portion of the value of TIMET common stock that is allocable to the fractional share.

Valhi currently believes that a majority, if not all, of the distributions will likely be considered either a non-taxable return of capital and/or a capital gain. However, if any or all of the distributions were to be treated as a dividend for federal income tax purposes, such dividend could be considered an “extraordinary dividend” for Valhi stockholders that are corporations, which could result in a reduction to such corporate stockholders’ tax basis in their Valhi stock. The specific tax treatment of the distributions will not be determined until after December 31, 2007. Each stockholder should receive a Form 1099 or a letter from Valhi reporting the appropriate tax treatment. Holders of Valhi common stock are urged to consult with their tax advisor as to their specific tax treatment of the distributions.

Valhi is a member of the consolidated U.S. federal tax group of which Contran Corporation is the parent company. As a member of the Contran consolidated tax group and pursuant to a pre-existing tax policy between Valhi and Contran, Valhi computes its provision for U.S. income taxes on a separate company basis using tax elections made by Contran and makes payments to Contran or receives payments from Contran in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran tax group but instead had been a separate taxpayer.

Upon the payment of the special dividend and pursuant to the tax policy between Valhi and Contran, Valhi incurred a tax obligation to Contran. The amount of the obligation is a function of the difference between the aggregate value of the TIMET common stock shares distributed based on the closing market price of the distributed shares of TIMET common stock on the date of distribution ($36.90 per share) less Valhi’s tax basis in such shares. This obligation is approximately $667.3 million. In order to discharge this obligation to Contran, Valhi has issued to Contran 5,000 shares of a new issue of Valhi 6% series A preferred stock having an aggregate liquidation preference equal to the actual tax obligation created by the special dividend.

Valhi is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “will,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategy or trends. Although Valhi believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium dioxide industry, global economic and political conditions, changes in global productive capacity, changes in customer inventory levels, changes in product pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the ultimate resolution of pending or possible future lead pigment litigation and legislative developments related to the lead paint litigation, the outcome of other litigation, and other risks and uncertainties detailed in the Valhi’s U.S. Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. Valhi disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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